Exhibit 5.1

[LETTERHEAD OF CLIFFORD CHANCE US LLP]

December 21, 2012

Empire State Realty Trust, Inc.

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Empire State Realty OP, L.P.

One Grand Central Place

60 East 42nd Street

New York, New York 10165

Ladies and Gentlemen:

We have acted as counsel to Empire State Realty Trust, Inc., a Maryland corporation (the “Company”) and Empire State Realty OP, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with the preparation of a Registration Statement on Form S-4 (File No. 333- 179486) (together with any amendments thereto, the “Registration Statement”), filed by the Company and the Operating Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of shares of its Class A common stock, par value $0.01 per share (the “Class A Common Stock”) and shares of its Class B common stock, par value $0.01 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Common Stock”) and the proposed issuance by the Operating Partnership of its Series ES units of limited partnership interest, Series 60 units of limited partnership interest and Series 250 units of limited partnership interest (collectively, the “Operating Partnership Units”), in connection with the proposed consolidation (the “Consolidation”) of Empire State Building Associates L.L.C., 60 East 42nd St. Associates L.L.C. and 250 West 57th St. Associates L.L.C. (together, the “subject LLCs”) into the Company.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate, trust and partnership records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and the Operating Partnership and public officials. We have also assumed that the Consolidation will be approved by the participants in the subject LLCs, as described in the Registration Statement.

Based on the foregoing, and such other examination of law as we have deemed necessary, we are of the opinion that (i) the Common Stock has been duly and validly authorized and, when issued pursuant to the terms of the contribution agreements for each subject LLC and in the manner contemplated by the prospectus/consent solicitation statement included in the Registration Statement, the Common Stock will be legally issued, fully paid and non-assessable and (ii) the Operating Partnership Units have been duly and validly authorized by the Operating Partnership and, when issued pursuant to the terms of the contribution agreements for each subject LLC and in the manner contemplated by the prospectus/consent solicitation statement included in the Registration Statement, the Operating Partnership Units will be legally issued limited partner interests in the Operating Partnership as to which the holders of such Operating Partnership Units, in their capacity as limited partners of the Operating Partnership, will have no liability in excess of their obligations to make contributions to the Operating Partnership, their obligations to make other payments provided for in the partnership agreement of the Operating Partnership and their share of the Operating Partnership’s assets and undistributed profits (subject to the obligation of a limited partner of the Operating Partnership to repay any funds wrongfully distributed to it).

The opinion set forth in this letter relates only to the General Corporation Law of the State of Maryland and the Revised Uniform Limited Partnership Act of the State of Delaware, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus/consent solicitation statement, which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ CLIFFORD CHANCE US LLP